Exhibit 23.2
Consent of Independent Registered Public Accounting Firm
Swisher Hygiene Inc.
Charlotte, North Carolina
We hereby consent to the incorporation by reference in Registration Statement on Form S-8, pertaining to the Amended and Restated Swisher Hygiene Inc. Stock Incentive Plan, of our report dated March 31, 2011, relating to the consolidated financial statements and schedule of Swisher Hygiene Inc., appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010.
BDO USA, LLP
Charlotte, North Carolina
May 6, 2011

BDO USA, LLP, a Delaware limited liability partnerhsip, is the U.S. member of BDO International Limited, a UK company limited by guarantee, and forms part of the International BDO network of independent member firms.
BDO is the brand name for the BDO network and for each of the BDO Member Firms.